EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into as of July 1, 2008, by and between National Holdings Corporation, a Delaware corporation (the “Company”) and Mark Goldwasser (the “Executive”).

Recitals

WHEREAS, the Company wishes to employ the Executive, and Executive wishes to be so employed by the Company, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and the Executive hereby agree as follows:

Agreement

1. Definitions. When used in this Agreement, the following terms shall have the following meanings:

(a) “Accrued Obligations” shall mean:

(i) any accrued but unpaid salary through the Termination Date;

(ii) any unpaid or unreimbursed expenses incurred in accordance with Company policy, including amounts due under Section 5(a) hereof, to the extent incurred during the Term of Employment;

(iii) any benefits provided under the Company’s Executive benefit plans upon a termination of employment, in accordance with the terms therein, including rights to equity in the Company pursuant to any plan or grant, and settlement of any Equity Awards in accordance with the terms of such Equity Awards;

(iv) any unpaid Bonus in respect to any completed fiscal year that has ended on or prior to the end of the Term of Employment; and

(v) rights to indemnification by virtue of the Executive’s position as an officer or director of the Company or its subsidiaries and the benefits under any directors’ and officers’ liability insurance policy maintained by the Company, in accordance with its terms thereof.

(b) “Board” shall mean the Board of Directors of the Company.

(c) “Bonus” shall mean any bonus payable to the Executive pursuant to Section 4(b) hereof.

(d) “Bonus Period” shall mean each period for which a Bonus is payable. Unless otherwise specified by the Board, the Bonus Period shall be the Company’s fiscal year.

(e) “Cause” shall mean, with respect to the Executive, the following:

(i) the commission of a felony or other crime involving moral turpitude, or the commission of any other act or omission involving dishonesty or fraud with respect to the Company or any Related Entity or any of its or their respective customers or suppliers; or

(ii) breach of fiduciary duty, willful misconduct or gross negligence with respect to the Company or any Related Entity; or

(iii) substantial and repeated failure to perform duties as reasonably directed by the Board; provided, however, that if any such breach is subject to cure, Executive shall be entitled to written notice of and an opportunity to cure such breach to the Board’s reasonable satisfaction within 30 calendar days of notice of such breach; or

(iv) material breach of this Agreement; provided, however, that if any such breach is subject to cure, Executive shall be entitled to written notice of and an opportunity to cure such breach to the Board’s reasonable satisfaction within 30 calendar days of notice of such breach; or

(v) any action taken against Executive by a regulatory body or self-regulatory organization that materially impairs the Executive from performing his duty for a period of more than 180 days; or

(vi) alcoholism or drug addition which materially impairs the Executive’s ability to perform his duties.

An act or failure to act shall not be “willful” if (A) done by the Executive in good faith and (B) the Executive reasonably believed that such action or inaction was in the best interests of the Company and the Related Entities.

(f) “Change in Control of the Company” shall mean:

(i) consummation of a reorganization, merger or consolidation, sale, disposition of all or substantially all of the assets or stock of the Company or any other similar corporate event (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals or entities who were the beneficial owners, respectively, of the voting securities of the Company entitled to vote generally in the election of directors immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries); or (ii) approval by the Board of Directors of the Company of a complete dissolution or liquidation of the Company; or (iii) any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), is or becomes, after the Commencement Date, a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board of Directors of the Company.

(g) “CEO” shall mean the Chief Executive Officer of the Company.

(h) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.

(i) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(j) “Commencement Date” shall mean July 1, 2008.

(k) “Confidential Information” shall mean all trade secrets and information disclosed to the Executive or known by the Executive as a consequence of or through the unique position of his employment with the Company or any Related Entity (including information conceived, originated, discovered or developed by the Executive and information acquired by the Company or any Related Entity from others) prior to or after the date hereof, and not generally or publicly known (other than as a result of unauthorized disclosure by the Executive), about the Company or any Related Entity or its business.

(l) “Disability” shall have the meaning set forth in a policy or policies of long-term disability insurance, if any, the Company obtains for the benefit of itself and/or its employees. If there is no definition of “disability” applicable under any such policy or policies, if any, then the Executive shall be considered disabled due to mental or physical impairment or disability, despite reasonable accommodations by the Company and any Related Entity, to perform his customary or other comparable duties with the Company and any Related Entity immediately prior to such disability for a period of at least 120 consecutive days or for at least 180 non-consecutive days in any 12-month period.

(m) “Draw” shall mean a loan or advance versus a Base Salary or other forms of compensation provided for in Section 4(a) hereof.

(n) “Equity Awards” shall mean any stock options, restricted stock, restricted stock units, stock appreciation rights, phantom stock or other equity based awards granted by the Company to the Executive.

(o) “Excise Tax” shall mean any excise tax imposed by Section 4999 of the Code, together with any interest and penalties imposed with respect thereto, or any interest or penalties incurred by the Executive with respect to any such excise tax.

(p) “Expiration Date” shall mean the date on which the Term of Employment, including any renewals thereof under Section 3(b) hereof, shall expire.

(q) “Good Reason” shall mean:

(i) the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s position (including status, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2(b) hereof, or any other action by the Company that results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Executive; or

(ii) any material failure by the Company to comply with any of the provisions of Section 4 hereof, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and that is remedied by the Company promptly after receipt of written notice thereof given by the Executive; or

(iii) the Company’s requiring the Executive to be based at any office or location located more than fifty (50) miles outside of New York, New York, except for travel reasonably required in the performance of the Executive’s responsibilities; or

(iv) any decrease in salary or bonuses payable pursuant to the terms of this Agreement without the Executive’s written consent.

(r) “President” shall be President of the Company

(s) “Related Entity” shall mean the Company and any direct or indirect subsidiary of the Company or the subsidiary, and any business, corporation, partnership, limited liability company or other entity designated by the Board, in which the Company or a subsidiary holds a substantial ownership interest, directly or indirectly.

(t) “Restricted Period” shall be the Term of Employment and the twelve (12) month period immediately following termination of the Term of Employment; provided, however, that if the Company terminates the Executive’s employment for Cause, or Executive terminates his employment without Good Reason, the twelve (12) month period shall be extended to eighteen (18) months.

(u) “Severance Amount” shall mean (i) one hundred fifty percent (150%) of the Executive’s annual Base Salary in the event of termination of employment without Cause or with Good Reason and (ii) one hundred (100%) percent of the Executive’s annual Base Salary for any other termination of employment.

(v) “Severance Term” shall mean the eighteen (18) month period following the Termination Date.

(w) “Term of Employment” shall mean the period during which the Executive shall be employed by the Company pursuant to the terms of this Agreement.

(x) “Termination Date” shall mean the date on which the Term of Employment ends.

(y) “Termination Year Bonus” shall mean the Bonus payable under Section 4(b) hereof for the Bonus Period in which the Executive’s employment with the Company terminates for any reason.

2. Employment.

(a) Employment and Term. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, during the Term of Employment on the terms and conditions set forth herein.

(b) Duties of Executive. During the Term of Employment, the Executive shall be employed and serve as the Chairman and CEO, and shall have such duties typically associated with such title and shall exercise such power and authority as may from time to time be delegated to him by the Board. The Executive shall devote his full business time, attention and efforts to the performance of his duties under this Agreement, render such services to the best of his ability, and use his reasonable best efforts to promote the interests of the Company. The Executive shall not engage in any other business or occupation during the Term of Employment, including, without limitation, any activity that (i) conflicts with the interests of the Company or its Related Entities, (ii) interferes with the proper and efficient performance of his duties for the Company, or (iii) interferes with the exercise of his judgment in the Company’s best interests. Notwithstanding the foregoing or any other provision of this Agreement, it shall not be a breach or violation of this Agreement for the Executive to (x) serve on corporate (subject to prior approval of the Board), civic or charitable boards or committees, (y) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (z) manage personal investments, so long as such activities do not significantly interfere with or significantly detract from the performance of the Executive’s responsibilities to the Company in accordance with this Agreement. The Executive represents he holds all licenses and regulatory approvals necessary to perform these responsibilities, including holding a Series 7 and a Series 24. As of the date hereof, the Executive is approved to be a member of the boards listed on Exhibit A attached hereto.

(c) Management Committee. At all times during the Term of Employment, the Executive shall serve as a member of the Executive Committee of the Company, and the Board shall take all necessary and appropriate actions to appoint and retain the Executive on such committee.

3. Term.

(a) Initial Term. The initial Term of Employment under this Agreement, and the employment of the Executive hereunder, shall commence on the Commencement Date and shall expire on the fifth anniversary of such Commencement Date, unless sooner terminated in accordance with Section 6 hereof.

(b) Renewal Terms. At the end of the Initial Term, the Term of Employment automatically shall renew for successive one (1) year terms (subject to earlier termination as provided in Section 6 hereof), unless the Company or the Executive delivers written notice to the other at least ninety (90) days prior to the Expiration Date of its or his election not to renew the Term of Employment.

(c) Release. Upon termination of this Agreement in accordance with the terms contained herein, as a condition to receiving any payments or benefits to which he is entitled under the terms of this Agreement, the Executive shall execute and deliver to the Company a release in the form attached hereto as Exhibit B within thirty (30) days following his termination of employment. Such release shall remain in full force and effect so long as the Company is in compliance with its obligations to pay severance and provide the other post-termination benefits hereunder, subject to the Executive continuing to abide by the post-termination obligations and covenants contained herein.

4. Compensation.

(a) Base Salary. The Executive shall receive an initial base salary of $450,000 per annum which shall increase five percent (5%) per annum beginning on the first anniversary of the Commencement Date and each anniversary date thereafter (the "Base Salary"). Such Base Salary shall be payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes. The Base Salary and Executive’s other forms of compensation shall be reviewed, at least annually, and may, by action and in the discretion of the Board, be increased (but may not be decreased) at any time or from time to time. In no event shall the Base Salary be deemed a Draw.

(b) Bonuses. During the Term of Employment, the Executive shall be entitled to receive on a fiscal year basis a cash bonus from the Company determined in the discretion by the Compensation Committee; provided, however, that such Bonus on a fiscal year basis shall not be less than:

(i) Two Hundred Twenty Five Thousand ($225,000) Dollars, paid in quarterly installments as follows: with respect to the first three quarters of the Company’s fiscal year, the cash bonus shall be paid by the Company to the Executive within forty five (45) days after the end of the Company’s fiscal quarter and with respect to the last fiscal quarter, ninety (90) days after the end of the Company’s fiscal year (the “Guaranteed Bonus”); and

(ii) An amount equal to five percent (5%) of the Company’s fiscal year’s consolidated Net Income in excess of $4.5 million, but in no event to exceed an amount equal to the difference between (i) 100% of the then current Base Salary for such fiscal year and (ii) the Guaranteed Bonus, payable within ninety (90) days after the end of the Company’s fiscal year. Notwithstanding anything to the contrary in this sub-section (b)(ii), in the event that the Company’s Net Income is a negative number for any fiscal year, then the Bonus payment paid to the Executive for such fiscal year under this sub-section (ii) shall be $0 and the Executive shall not be required to reimburse the Company for any Bonus previously paid by the Company; and

(iii) Such additional Bonuses, if any, as the Board may in its sole and absolute discretion determine based upon its assessment of the performance of the CEO in the following areas: (A) revenue growth of the Company, (B) new business development, (C) investor relations, (D) communication with the Board of Directors, (E) communication and collaboration with the other members of the Executive Committee of the Board of Directors, and (F) special projects as assigned by the Board of Directors.

(iv) With respect to the first fiscal year in which the Commencement Date falls, the Bonus described in (i) and (ii) above shall be prorated accordingly with respect to such applicable Bonus Period.

5. Expense Reimbursement and Other Benefits.

(a) Reimbursement of Expenses. Upon the submission of proper substantiation by the Executive, and subject to such rules and guidelines as the Company may from time to time adopt with respect to the reimbursement of expenses of executive personnel, the Company shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive during the Term of Employment in the course of and pursuant to the business of the Company, including, without limitation, expenses relating to his cell phone and his Blackberry or other similar devices. The Executive shall account to the Company in writing for all expenses for which reimbursement is sought and shall supply to the Company copies of all relevant invoices, receipts or other evidence reasonably requested by the Company.

(b) Compensation/Benefit Programs. During the Term of Employment, the Executive shall be entitled to participate in all medical, dental, hospitalization, accidental death and dismemberment, disability, travel and life insurance plans, and any and all other plans as are presently and hereinafter offered by the Company to its executive personnel, including savings, pension, profit-sharing and deferred compensation plans, subject to the general eligibility and participation provisions set forth in such plans. The benefits currently provided by the Company to its Executives are as stated in the Company’s Executive handbook, which is subject to change. In addition, during the Term of Employment, the Company shall pay (at the “Buy-Up Premium” level) all health insurance premiums required to be made on behalf of the Executive and his dependents with respect to their participation in such health plans. Should Executive not want to participate in the Company's health plan, the Company will reimburse Executive for the expense incurred in participating in another plan in an amount not to exceed the cost of participation of Executive and his dependents in the Company’s health plan. Additionally, Executive shall be added as an insured to any director and officer and errors and omissions insurance policy that the Company or any of the Company’s subsidiaries or affiliates hereafter procures.

(c) Working Facilities. During the Term of Employment, the Company shall furnish the Executive with an office, a personal assistant, other secretarial help and such other facilities and services suitable to his position and adequate for the performance of his duties hereunder. The Company and the Executive acknowledge and agree that the personal assistant or other secretarial help assigned to the Executive shall also be responsible for handling certain personal matters that may be assigned to them from time to time by the Executive.

(d) Automobile. During the Term of Employment, the Company shall provide the Executive with a non-accountable automobile allowance (inclusive of parking) of $1,000 per month.

(e) Equity Awards. The Company and Executive shall enter into the Stock Option Agreement attached hereto as Exhibit C pursuant to which the Company shall grant to Executive certain options (“Options”) to purchase common stock of the Company upon such terms and conditions set forth therein. To the extent that any stock options granted hereunder are not made pursuant to the Company’s 2006 Stock Option Plan or other plan covered by a registration statement declared effective by the Securities and Exchange Commission (the “SEC”), the Company agrees to file with the SEC, within a reasonable period following the grant of such options, a Form S-8 registration statement covering the shares of common stock issuable upon exercise of the stock options. In addition, the Executive shall be eligible to be granted Equity Awards under (and therefore subject to all terms and conditions of) the Company’s 2006 Stock Option Plan or such other plans or programs as the Company may from time to time adopt, and subject to all rules of regulation of the Securities and Exchange Commission applicable thereto. The number and type of Equity Awards, and the terms and conditions thereof, shall be determined by the Compensation Committee of the Board of the Company, in its discretion and pursuant to the plan or arrangement pursuant to which they are granted. Notwithstanding any other provision in this Agreement, in the event of a Change in Control during the Term of Employment, all Options granted to Executive as described in Exhibit C hereto shall immediately vest and be exercisable.

(f) Other Benefits. The Executive shall be entitled to five (5) weeks of paid vacation each calendar year during the Term of Employment, to be taken at such times as the Executive and the Company shall mutually determine and provided that no vacation time shall significantly interfere with the duties required to be rendered by the Executive hereunder. Any vacation time not taken by Executive during any calendar year may be carried forward into any succeeding calendar year. The Executive shall receive such additional benefits, if any, as the Board shall from time to time determine.

(g) Minimum Compensation. In no event will the Executive’s total compensation be less than the total compensation (including without limitation, Base Salaries, Bonuses, other incentive compensation, options or other securities, or benefits) paid to the President.

(h) Gym or Club Membership Fees. During the Term, the Company agrees to pay up to $150 per month for Executive to belong to a health club of his choosing.

6. Termination.

(a) General. The Term of Employment shall terminate upon the earliest to occur of (i) the Executive’s death, (ii) a termination by the Company by reason of the Executive’s Disability, (iii) a termination by the Company with or without Cause or (iv) a termination by Executive with or without Good Reason. Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, the Executive shall resign from any and all directorships, committee memberships or any other positions the Executive holds with the Company or any of its Related Entities. Upon termination of Executive’s employment with the Company pursuant to this Section, all compensation and benefits shall cease to accrue upon discharge of Executive and the Company shall have no further obligations to the Executive or his heirs, administrators, or executors with respect to compensation and benefits thereafter, except to pay the Executive or his heirs, administrators or executors as set forth in this Section.

(b) Termination by Company for Cause. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Term of Employment for Cause. For purposes of this Section 6(b), any good faith determination by the Board of Cause shall be binding and conclusive on all interested parties. In the event that the Term of Employment is terminated by the Company for Cause, the Executive shall be entitled only to the Accrued Obligations, payable within a reasonable period following the Termination Date.

(c) Disability. The Company shall have the option to terminate the Term of Employment upon written notice to the Executive, at any time during which the Executive is suffering from a Disability. In the event that the Term of Employment is terminated due to the Executive’s Disability, the Executive shall be entitled to:

(i) the Accrued Obligations, payable as soon as reasonably practicable following the Termination Date;

(ii) the Termination Year Bonus, payable within four (4) months after the last day of the Bonus Period in which the Termination Date occurs;

(iii) the Severance Amount, payable in equal monthly installments during the Severance Term commencing with the first calendar month immediately following the month in which the employment of Executive has been terminated;

(iv) continuation of the health benefits provided to the Executive and his covered dependents under the Company health plans as in effect from time to time after the date of such termination with the Company paying all premiums relating thereto until the earlier of: (A) eighteen (18) months following the Termination Date, or (B) the date the Executive commences employment with any person or entity and, thus, is eligible for health insurance benefits; provided, however, that as a condition of continuation of such benefits, the Company may require the Executive to elect to continue his health insurance pursuant to COBRA; and

(v) all Options granted to Executive as described in Exhibit C hereto and any other options granted to Executive to purchase the Company’s common stock prior to after the date of this Agreement shall immediately vest and be exercisable for a period of nine (9) months from the date of the termination; provided, however, such period of nine (9) months shall not exceed the earlier of the latest date upon which such options could have expired by their original terms under any circumstances or the tenth anniversary of the original date of grant of such options.

(d) Death. In the event that the Term of Employment is terminated due to the Executive’s death, the estate of the Executive shall be entitled to:

(i) the Accrued Obligations, payable as soon as reasonably practicable following the Termination Date;

(ii) the Termination Year Bonus, payable within four (4) months after the last day of the Bonus Period in which the Termination Date occurs;

(iii) the Severance Amount, payable in equal monthly installments during the Severance Term commencing with the first calendar month immediately following the month in which the employment of Executive has been terminated;

(iv) continuation of the health benefits provided to the Executive’s covered dependents under the Company health plans as in effect from time to time after the Executive’s death with the Company paying all premiums relating thereto until eighteen (18) months following the Termination Date; provided, however, that as a condition of continuation of such benefits, the Company may require the covered dependents to elect to continue such health insurance pursuant to COBRA; and

(v) all Options granted to Executive as described in Exhibit C hereto and any other options granted to Executive to purchase the Company’s common stock prior to after the date of this Agreement shall immediately vest and be exercisable for a period of nine (9) months from the date of the termination; provided, however, such period of nine (9) months shall not exceed the earlier of the latest date upon which such options could have expired by their original terms under any circumstances or the tenth anniversary of the original date of grant of such options.

(e) Termination Without Cause. The Company may terminate the Term of Employment at any time without Cause, by written notice to the Executive. In the event that the Term of Employment is terminated by the Company without Cause (other than due to the Executive’s death or Disability), the Executive shall be entitled to:

(i) Accrued Obligations, payable as soon as reasonably practicable following the Termination Date;

(ii) the Termination Year Bonus, payable within four (4) months after the last day of the Bonus Period in which the Termination Date occurs;

(iii) the Severance Amount, payable in equal installments during the Severance Period commencing with the first business day in the first calendar month immediately following the month in which the employment of Executive has been terminated;

(iv) continuation of the health benefits provided to the Executive and his covered dependents under the Company health plans as in effect from time to time after the date of such termination with the Company paying all premiums until the earlier of: (A) eighteen (18) months following the Termination Date, or (B) the date the Executive commences employment with any person or entity and, thus, is eligible for health insurance benefits; provided, however, that as a condition of continuation of such benefits, the Company may require the Executive to elect to continue his health insurance pursuant to COBRA; and

(v) all Options granted to Executive as described in Exhibit C hereto and any other options granted to Executive to purchase the Company’s common stock prior to after the date of this Agreement shall immediately vest and be exercisable for a period of nine (9) months from the date of the termination; provided, however, such period of nine (9) months shall not exceed the earlier of the latest date upon which such options could have expired by their original terms under any circumstances or the tenth anniversary of the original date of grant of such options.

(f) Termination by Executive for Good Reason. The Executive may terminate the Term of Employment for Good Reason by providing the Company thirty (30) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within thirty (30) days of the occurrence of such event. During such thirty (30) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, the Executive’s termination shall be effective upon the date immediately following the expiration of the thirty (30) day notice period, and the Executive shall be entitled to the same payments and benefits as provided in Section 6(e) above for a termination without Cause.

(g) Termination by Executive Without Good Reason. The Executive may terminate his employment without Good Reason by providing the Company thirty (30) days’ written notice of such termination. In the event of a termination of employment by the Executive under this Section 6(g), the Executive shall be entitled only to the Accrued Obligations. In the event of termination of the Executive’s employment under this Section 6(g), the Company may, in its sole and absolute discretion, by written notice, accelerate such date of termination and still have it treated as a termination without Good Reason.

(h) Termination Upon Expiration Date. In the event that Executive’s employment with the Company terminates upon the expiration of the Term of Employment, the Executive shall be entitled to only the Accrued Obligations, payable within a reasonable period following the Termination Date. In addition, if the Term of Employment terminates either because the Company refused to extend the Term of Employment without Cause (and other than by reason of the Executive’s Disability), or the Executive refused to extend the Term for Good Reason, the Company shall pay the Executive:

(i) the Accrued Obligations, payable as soon as practicable following the Termination Date;

(ii) the Termination Year Bonus, payable within 2 1/2 months after the last day of the Bonus Period in which the Termination Date occurs;

(iii) the Severance Amount, payable in equal monthly installments during the Severance Term;

(iv) continuation of the health benefits provided to the Executive and his covered dependants under the Company health plans as in effect from time to time after the date of such termination until the earlier of: (A) eighteen (18) months following the Termination Date, or (B) the date the Executive commences employment with any person or entity and, thus, is eligible for health insurance benefits; provided, however, that as a condition of continuation of such benefits, the Company may require the Executive to elect to continue his health insurance pursuant to COBRA; and

(v) all Options granted to Executive as described in Exhibit B hereto and any other options granted to Executive to purchase the Company’s common stock prior to after the date of this Agreement shall immediately vest and be exercisable for a period of nine (9) months from the date of the termination; provided, however, such period of nine (9) months shall not exceed the earlier of the latest date upon which such options could have expired by their original terms under any circumstances or the tenth anniversary of the original date of grant of such options.

(i) Change in Control of the Company. If the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason during the six (6) month period immediately following the Change in Control of the Company, then in lieu of any amounts otherwise payable under Sections 6(e) or 6(f) hereof, the Executive shall be entitled to:

(i) the Accrued Obligations, payable as soon as reasonably practicable following the Termination Date;

(ii) the Termination Year Bonus, payable within four (4) months after the last day of the Bonus Period in which the Termination Date occurs;

(iii) the Severance Amount, payable in equal monthly installments during the Severance Period commencing with the first calendar month immediately following the month in which the employment of Executive has been terminated;

(iv) continuation of the health benefits provided to Executive and his covered dependants under the Company health plans as in effect from time to time after the date of such termination with the Company paying all premiums until the earlier of: (A) eighteen (18) months following the Termination Date, or (B) the date the Executive commences employment with any person or entity and, thus, is eligible for health insurance benefits; provided, however, that as a condition of continuation of such benefits, the Company may require the Executive to elect to continue his health insurance pursuant to COBRA; and

(v) all Options granted to Executive as described in Exhibit B hereto and any other options granted to Executive to purchase the Company’s common stock prior to after the date of this Agreement shall immediately vest and be exercisable for a period of nine (9) months from the date of the termination; provided, however, such period of nine (9) months shall not exceed the earlier of the latest date upon which such options could have expired by their original terms under any circumstances or the tenth anniversary of the original date of grant of such options.

(j) Section 280G Additional Payments by the Company.

(i) Anything in this Agreement to the contrary notwithstanding, in the event that the Executive shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the “nature of compensation” (whether pursuant to the terms of any plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) or any person affiliated with the Company or such person) as a result of such change in ownership or effective control (collectively, the “Company Payments”), and such Company Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority), the Company shall pay to the Executive at the time specified in clause (iv) hereof an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Company Payments and any U.S. federal, state, and local income or payroll tax upon the Gross-Up Payment provided for by this clause (i), but before deduction for any U.S. federal, state, and local income or payroll tax on the Company Payments, shall be equal to the Company Payment.

(ii) For purposes of determining whether any of the Company Payments and Gross-Up Payment (collectively, the “Total Payments”) will be subject to the Excise Tax and the amount of such Excise Tax, (A) the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Section 280G(b)(2) of the Code) or tax counsel selected by such accountants or the Company (the “Accountants”) such Total Payments (in whole or in part): (1) do not constitute “parachute payments,” (2) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or (3) are otherwise not subject to the Excise Tax, and (B) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code. In the event that the Accountants are serving as accountants or auditors for the individual, entity or group effecting the change in control (within the meaning of Section 280G of the Code), the Executive may appoint another nationally recognized accounting firm to make the determinations hereunder (which accounting firm shall then be referred to as the “Accountants” hereunder). All determinations hereunder shall be made by the Accountants which shall provide detailed supporting calculations both to the Company and the Executive at such time as it is requested by the Company or the Executive. The determination of the Accountants shall be final and binding upon the Company and the Executive.

(iii) For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay U.S. federal income taxes at the highest marginal rate of U.S. federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence for the calendar year in which the Company Payments are to be made, net of the maximum reduction in U.S. federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year. In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-Up Payment is made, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and U.S. federal, state and local income tax imposed on the portion of the Gross-Up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax or a U.S. federal, state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event that any portion of the Gross-Up Payment to be refunded to the Company has been paid to any U.S. federal, state and local tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed the interest received or credited to the Executive by such tax authority for the period it held such portion. The Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expense thereof) if the Executive’s claim for refund or credit is denied. In the event that the Excise Tax is later determined by the Accountants or the Internal Revenue Service (or other taxing authority) to exceed the amount taken into account hereunder at the time the Gross-Up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) promptly after the amount of such excess is finally determined.

(iv) The Gross-Up Payment or portion thereof provided for in clause (iii) shall be paid not later than the thirtieth (30th) day following an event occurring which subjects the Executive to the Excise Tax; provided, however, that if the amount of such Gross-Up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Accountants, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), subject to further payments pursuant to clause (iii), as soon as the amount thereof can reasonably be determined, but in no event later than the ninetieth (90th) day after the occurrence of the event subjecting the Executive to the Excise Tax. Subject to clauses (iii) and (viii) hereof, in the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth (5th) day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

(v) In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Executive shall permit the Company to control issues related to the Excise Tax (at the Company’s expense), provided that such issues do not potentially materially adversely affect the Executive, but the Executive shall control any other issues. In the event that the issues are interrelated, the Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree, the Executive shall make the final determination with regard to the issues. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Executive shall permit the representative of the Company to accompany the Executive, and the Executive and the Executive’s representative shall cooperate with the Company and its Representatives.

(vi) The Company shall be responsible for all charges of the Accountants.

(vii) The Company and the Executive shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this Section 6(i).

(viii) Nothing in this Section 6(i) is intended to violate the Sarbanes-Oxley Act of 2002 and to the extent that any advance or repayment obligation hereunder would do so, such obligation shall be modified so as to make the advance a nonrefundable payment to the Executive and the repayment obligation null and void. The provisions of this Section 6(i) shall survive the termination of the Executive’s employment with the Company for any reason.

(k) Cooperation. Following the Term of Employment, the Executive shall give his assistance and cooperation willingly, upon reasonable advance notice with due consideration for his other business or personal commitments, in any matter relating to his position with the Company, or his expertise or experience as the Company or any Related Entity may reasonably request, including his attendance and truthful testimony where deemed appropriate by the Company or any Related Entity, with respect to any investigation or the Company’s or any Related Entity’s defense or prosecution of any existing or future claims or litigations or other proceedings relating to matters in which he was involved or potentially had knowledge by virtue of his employment with the Company. In no event shall his cooperation materially interfere with his services for a subsequent employer or other similar service recipient. To the extent permitted by law, the Company agrees that (i) it shall promptly reimburse the Executive for his reasonable and documented expenses in connection with his rendering assistance and/or cooperation under this Section 6(k) upon his presentation of documentation for such expenses and (ii) the Executive shall be reasonably compensated for any continued material services as required under this Section 6(k).

(l) Section 409A.

(i) The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Executive notifies the Company (with specificity as to the reason therefore) that the Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A, the Company shall, after consulting with the Executive, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.

(ii) Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that constitutes an item of deferred compensation under Section 409A and becomes payable by reason of the Executive’s separation from service, such payment or benefit shall not be made or provided (subject to the last sentence of this Section 6(k)(ii)) prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Executive’s “separation from service” (as such term is defined under Code Section 409A), and (ii) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 6(k)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(m) Contact Management Database Rights. The Company and the Executive each acknowledge and agree that the Executive has developed and currently maintains a contact management database (the “Database”), and the Company acknowledges and agrees that the Executive shall have non-exclusive access to such Database at all times during the Term of Employment and after the Termination Date of this Agreement for any reason not in violation of Section 12 hereof.

7. Intentionally Deleted.

8. Taxes. Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or his estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes and withholding as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold have been satisfied.

9. Assignment. The Company shall have the right to assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said corporation or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

10. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to principles of conflict of laws.

11. Arbitration.

(a) Exclusive Remedy. The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of the Executive’s employment with the Company or out of this Agreement, or the Executive’s termination of employment or termination of this Agreement, may not be in the best interests of either the Executive or the Company, and may result in unnecessary costs, delays, complexities, and uncertainty. Except as otherwise provided in Section 12 hereof, the parties agree that any dispute between the parties arising out of or relating to the Executive’s employment, or to the negotiation, execution, performance or termination of this Agreement or the Executive’s employment, including, but not limited to, any claim arising out of this Agreement, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Executive Retirement Income Security Act, and any similar federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after employment shall be resolved by arbitration in the New York, New York area, in accordance with the National Employment Arbitration Rules of the American Arbitration Association, as modified by the provisions of this Section 11. The parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. The parties acknowledge and agree that their obligations under this arbitration agreement survive the expiration or termination of this Agreement and continue after the termination of the employment relationship between the Executive and the Company. Except as otherwise provided in Section 12 hereof, by election of arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a federal, state or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement. The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury.

(b) Arbitration Procedure and Arbitrator’s Authority. In the arbitration proceeding, each party shall be entitled to engage in any type of discovery permitted by the Federal Rules of Civil Procedure, to retain its own counsel, to present evidence and cross-examine witnesses, to purchase a stenographic record of the proceedings, and to submit post-hearing briefs. In reaching his/her decision, the arbitrator shall have no authority to add to, detract from, or otherwise modify any provision of this Agreement. The arbitrator shall submit with the award a written opinion which shall include findings of fact and conclusions of law. Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction.

(c) Effect of Arbitrator’s Decision; Arbitrator’s Fees. The decision of the arbitrator shall be final and binding between the parties as to all claims which were or could have been raised in connection with the dispute, to the full extent permitted by law. In all cases in which applicable federal law precludes a waiver of judicial remedies, the parties agree that the decision of the arbitrator shall be a condition precedent to the institution or maintenance of any legal, equitable, administrative, or other formal proceeding by the Executive in connection with the dispute, and that the decision and opinion of the arbitrator may be presented in any other forum on the merits of the dispute. If the arbitrator finds that the Executive was terminated in violation of law or this Agreement, the parties agree that the arbitrator acting hereunder shall be empowered to provide the Executive with any remedy available should the matter have been tried in a court, including equitable and/or legal remedies, compensatory damages and back pay. The arbitrator’s fees and expenses and all administrative fees and expenses associated with the filing of the arbitration shall be borne by the non-prevailing party.

12. Restrictive Covenants.

(a) Executive recognizes and acknowledges that the Company, Related Entities and their subsidiaries, through the expenditure of considerable time and money, have developed and will continue to develop in the Confidential Information. In consideration of his continued employment by the Company hereunder, Executive agrees that he will not, during the Restricted Period, directly or indirectly, make any disclosure of Confidential Information now or hereafter possessed by the Company, Related Entities, and/or any of their current or future, direct or indirect subsidiaries (collectively, the "Group"), to any person, partnership, corporation or entity either during or after the term hereunder, except to employees of the Group and to others within or without the Group, as Executive may deem necessary in order to conduct the Group's business and except as may be required pursuant to any court order, judgment or decision from any court of competent jurisdiction. The foregoing shall not apply to information which is in the public domain on the date hereof; which, after it is disclosed to Executive by the Group, is published or becomes part of the public domain through no fault of Executive; which is known to Executive prior to disclosure thereof to him by the Group as evidenced by his written records; or, after Executive is no longer employed by the Group, which is thereafter disclosed to Executive in good faith by a third party which is not under any obligation of confidence or secrecy to the Group with respect to such information at the time of disclosure to him. The provisions of this Section 6 shall continue in full force and effect notwithstanding termination of Executive's employment under this Agreement or otherwise.

(b) Executive agrees that if the Company has made and is continuing to make all required payments to him upon and after termination of his employment, then during the Restricted Period, Executive shall neither directly and/or indirectly (a) solicit, hire and/or contact any prior (within twelve (12) months) or then current employee of the Company and/or Related Entities nor any of their respective direct and/or indirect subsidiaries (collectively, the "Applicable Entities"), nor (b) solicit any business with any prior (within twelve (12) months of termination) or then current customer and/or client of the Applicable Entities. In addition, Executive shall not attempt (directly and/or indirectly) to do anything either by himself or through others that he is prohibited from doing pursuant to this Section 12. Given that this Agreement is providing significant benefits to Executive, Executive hereby agrees that during the Restricted Period, without the prior written consent of the Board, he will not, directly or indirectly, either as principal, manager, agent, consultant, officer, director, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, any business which is in competition with any business of the Applicable Entities. For purposes of this section, a business shall be deemed to be in competition with any business of the Applicable Entities if it is materially involved in the purchase, sale or other dealing in any property or the rendering of any service purchased, sold, dealt in or rendered by any member of the Applicable Entities within the same geographic area in which such member of the Applicable Entities effects such purchases, sales or dealings or renders such services; provided, however, that for the period commencing with the termination of Executive's employment, a business shall be deemed to be in competition with any business of the Applicable Entities only if it is materially involved in the retail brokerage business. Notwithstanding the foregoing, Executive shall be allowed to make passive investments in publicly held competitive businesses as long as his ownership is less than 5% of such business.

(c) Executive acknowledges that the restrictive covenants (the "Restrictive Covenants") contained in this Section 12 are a condition of his continued employment and are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part of any of the Restrictive Covenants, is invalid or unenforceable, the remainder of the Restrictive Covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court shall have the power to reduce the geographic or temporal scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable. If Executive breaches, or threatens to breach, any of the Restrictive Covenants, the Company, in addition to and not in lieu of any other rights and remedies it may have at law or in equity, shall have the right to injunctive relief; it being acknowledged and agreed to by Executive that any such breach or threatened breach would cause irreparable and continuing injury to the Company and that money damages would not provide an adequate remedy to the Company.

13. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company (or any of its affiliates) with respect to such subject matter. This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Executive.

14. Survival. The respective rights and obligations of the parties hereunder shall survive any termination of the Executive’s employment hereunder, including without limitation, the Company’s obligations under Section 6, and the expiration of the Term of Employment, to the extent necessary to the intended preservation of such rights and obligations.

15. Notices. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier or sent by registered or certified mail, return receipt requested addressed as set forth herein. Notices personally delivered or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. mail. Notice shall be sent (i) if to the Company, addressed to National Holdings Corporation, 120 Broadway, 27th Floor, New York, NY 10271, Attention: Chairman of the Compensation Committee, and (ii) if to the Executive, to his address as reflected on the payroll records of the Company, or to such other address as either party shall request by notice to the other in accordance with this provision.

16. Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where permitted and applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

17. Right to Consult with Counsel; No Drafting Party. The Executive acknowledges having read and considered all of the provisions of this Agreement carefully, and having had the opportunity to consult with counsel of his own choosing, and, given this, the Executive agrees that the obligations created hereby are not unreasonable. The Executive acknowledges that he has had an opportunity to negotiate any and all of these provisions and no rule of construction shall be used that would interpret any provision in favor of or against a party on the basis of who drafted the Agreement.

18. Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, provisions or provisions, section or sections or article or articles had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

19. Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

20. No Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement.

21. Section Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

22. No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

23. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument and agreement.

24. Indemnification.

(a) Subject to limitations imposed by law, the Company shall indemnify and hold harmless the Executive to the fullest extent permitted by law from and against any and all claims, damages, expenses (including reasonable attorneys’ fees), judgments, penalties, fines, settlements, and all other liabilities incurred or paid by him in connection with the investigation, defense, prosecution, settlement or appeal of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and to which the Executive was or is a party or is threatened to be made a party by reason of the fact that the Executive is or was an officer, Executive or agent of the Company, or by reason of anything done or not done by the Executive in any such capacity or capacities, provided that the Executive acted in good faith, in a manner that was not grossly negligent or constituted willful misconduct and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Company also shall pay any and all expenses (including reasonable attorney’s fees) incurred by the Executive as a result of the Executive being called as a witness in connection with any matter involving the Company and/or any of its officers or directors.

(b) The Company shall pay any expenses (including reasonable attorneys’ fees), judgments, penalties, fines, settlements, and other liabilities incurred by the Executive in investigating, defending, settling or appealing any action, suit or proceeding described in this Section 24 in advance of the final disposition of such action, suit or proceeding. The Company shall promptly pay the amount of such expenses to the Executive, but in no event later than 10 days following the Executive’s delivery to the Company of a written request for an advance pursuant to this Section 24, together with a reasonable accounting of such expenses.

(c) The Executive hereby undertakes and agrees to repay to the Company any advances made pursuant to this Section 24 if and to the extent that it shall ultimately be found that the Executive is not entitled to be indemnified by the Company for such amounts.

(d) The Company shall make the advances contemplated by this Section 24 regardless of the Executive’s financial ability to make repayment, and regardless whether indemnification of the Indemnitee by the Company will ultimately be required. Any advances and undertakings to repay pursuant to this Section 24 shall be unsecured and interest-free.

(e) The provisions of this Section 24 shall survive the termination of the Term of Employment or expiration of the term of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY:

NATIONAL HOLDINGS CORPORATION

By:	/S/ CHRISTOPHER C. DEWEY
Name: Christopher C. Dewey
Title: Vice Chairman

EXECUTIVE:

/S/ MARK GOLDWASSER
MARK GOLDWASSER

EXHIBIT A
CURRENT BOARDS

EXHIBIT B

FORM OF RELEASE

I, MARK GOLDWASSER, on behalf of myself and my heirs, successors and assigns, in consideration of the performance by National Holdings Corporation., a Delaware corporation (together with its Subsidiaries, the “Company”), of its material obligations under the Employment Agreement, dated as of July 1, 2008 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company, its Affiliates, each such Person’s respective successors and assigns and each of the foregoing Persons’ respective present and former directors, officers, partners, stockholders, members, managers, agents, representatives, employees (and each such Person’s respective successors and assigns) (collectively, the “Released Parties”) to the extent provided below.

1. I understand that any payments or benefits paid or granted to me under Section 6 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in Section 6 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release.

2. I knowingly and voluntarily release and forever discharge the Company and the other Released Parties from any and all claims, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date of this General Release), whether under the laws of the United States or another jurisdiction and whether known or unknown, suspected or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, have or may have, which arise out of or are connected with my employment with, or my separation from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1866, as amended; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, or defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”); provided, however, that nothing contained in this General Release shall apply to, or release the Company from, (i) any obligation of the Company contained in the Agreement to be performed after the date hereof or (ii) any vested or accrued benefits pursuant to any employee benefit plan, program or policy of the Company.

3. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4. I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I covenant that I shall not directly or indirectly, commence, maintain or prosecute or sue any of the Released Persons either affirmatively or by way of cross-complaint, indemnity claim, defense or counterclaim or in any other manner or at all on any Claim covered by this General Release. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending charge or complaint of the type described in paragraph 2 as of the execution of this General Release.

6. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

7. I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

8. Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission, FINRA or any other self-regulatory organization or governmental entity.

9. Without limitation of any provision of the Agreement, I hereby expressly re-affirm my obligations under Section 12 under the Agreement.

10. Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

“Affiliate” means, with respect to any Person, any Person that controls, is controlled by or is under common control with such Person or an Affiliate of such Person.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, investment fund, any other business entity and a governmental entity or any department, agency or political subdivision thereof.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(a) I HAVE READ IT CAREFULLY;

(b) I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(c) I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(d) I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY (VIA THE AGREEMENT AND THIS RELEASE) BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(e) I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON _______________ __, _____ TO CONSIDER IT AND THE CHANGES MADE SINCE THE _______________ __, _____ VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

(f) THE CHANGES TO THE AGREEMENT SINCE _______________ ___, _____ EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST.

(g) I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE EIGHTH DAY FOLLOWING EXECUTION OF THE AGREEMENT;

(h) I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(i) I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

(j) THIS RELEASE SHALL REMAIN IN FULL FORCE AND EFFECT SO LONG AS THE COMPANY IS IN COMPLIANCE WITH ITS OBLIGATIONS TO PAY SEVERANCE AND PROVIDE THE OTHER POST-TERMINATION BENEFITS UNDER THE AGREEMENT, SUBJECT TO THE EXECUTIVE CONTINUING TO ABIDE BY THE POST-TERMINATION OBLIGATIONS AND COVENANTS CONTAINED IN THE AGREEMENT.

DATE: ___________ __, ______

EXHBIIT C

OPTION GRANT